MANSUR WOOD LIVING CENTER, L.P.
                        (AN ILLINOIS LIMITED PARTNERSHIP)

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 2004 AND 2003

                         MANSUR WOOD LIVING CENTER, L.P.

                           December 31, 2004 and 2003

--------------------------------------------------------------------------------


                                 C O N T E N T S



Independent Auditor's Report


Financial Statements

   Balance Sheets                                                     Exhibit A

   Statements of Operations                                           Exhibit B

   Statements of Partners' Equity                                     Exhibit C

   Statements of Cash Flows                                           Exhibit D


Notes to the Financial Statements


Schedules of Project Operating Expenses                               Schedule I

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


To the Partners
  MANSUR WOOD LIVING CENTER, L.P.


We have audited the accompanying balance sheet of MANSUR WOOD LIVING CENTER, L.P. (An Illinois Limited Partnership) as of December 31, 2004, and the related statements of operations, partners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of December 31, 2003, were audited by Friduss, Lukee, Schiff & Co., P.C., who merged with Reznick Group, P.C. as of January 1, 2005, and whose report dated June 10, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MANSUR WOOD LIVING CENTER, L.P. as of December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying information in Schedule I is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



REZNICK GROUP, P.C.
Certified Public Accountants

Chicago, Illinois
May 10, 2005

                         MANSUR WOOD LIVING CENTER, L.P.

                                 Balance Sheets

                           December 31, 2004 and 2003

                                                                       EXHIBIT A
--------------------------------------------------------------------------------

                            A S S E T S
                                                 2004                  2003
                                               ------------        ------------

Real Estate Held for Lease
   Land                                        $     51,500        $     51,500
   Buildings and Improvements                    10,910,416          10,910,416
   Furniture and Equipment                           20,711              20,711
   Less: Accumulated Depreciation                (1,878,438)         (1,482,425)
                                               ------------        ------------
          Net Real Estate Held for Lease          9,104,189           9,500,202
                                               ------------        ------------
Other Assets
  Cash                                                9,000               2,562
  Tenant Security Deposit Fund                       13,405              65,413
  Tenant Accounts Receivable                         12,126               6,870
  Other Receivables                                  71,625             121,613
  Replacement Reserve                                60,253              42,520
  Prepaid Expenses                                   12,383              10,535
  Escrow Deposits                                    27,311              36,281
  Capitalized Costs, Net                             68,447              76,131
                                               ------------        ------------
          Total Other Assets                        274,550             361,925
                                               ------------        ------------
Total Assets                                      9,378,739           9,862,127
                                               ============        ============


                     See notes to the financial statements.

                         MANSUR WOOD LIVING CENTER, L.P.

                                 Balance Sheets

                           December 31, 2004 and 2003

                                                                       EXHIBIT A
--------------------------------------------------------------------------------



                        LIABILITIES AND PARTNERS' EQUITY
                                                            2004          2003
                                                         ----------   ----------
Liabilities Applicable to Real Estate Held for Lease
  Long-Term Debt                                         $3,820,345   $3,908,672
  Accounts Payable                                           68,318       47,510
  Accrued Reporting Management Fee                           30,000       25,000
  Accrued Property Management Fee                             3,527           --
  Accrued Interest Expense                                   24,021       24,611
  Accrued Real Estate Taxes                                 230,000      220,000
  Due to Related Parties                                    263,133      214,814
  Developer Fee Payable                                     445,732      445,732
  Prepaid Rents                                               3,627        2,231
  Tenant Security Deposits                                   38,228       41,234
                                                         ----------   ----------
        Total Liabilities Applicable to Real Estate
                 Held for Lease                           4,926,931    4,929,804
                                                         ----------   ----------
Partners' Equity (Exhibit C)                              4,451,808    4,932,323
                                                         ----------   ----------
Total Liabilities and Partners' Equity                   $9,378,739   $9,862,127
                                                         ==========   ==========



                     See notes to the financial statements.

                         MANSUR WOOD LIVING CENTER, L.P.

                            Statements of Operations

                     Years Ended December 31, 2004 and 2003
                                                                       EXHIBIT B
--------------------------------------------------------------------------------

                                                          2004          2003
                                                        ---------     ---------

Rental Revenue
  Gross Potential Residential Rent                      $ 445,356     $ 650,895
  Subsidy Rent                                            338,664            --
  Less: Vacancy Loss                                      (71,177)      (63,131)
  Less: Concession                                        (24,125)           --
                                                        ---------     ---------

Net Rental Revenue                                        688,718       587,764
  Other Revenue
  Laundry and Vending Income                                1,330         2,764
  Miscellaneous Tenant Charges                             12,725        41,361
  Interest Income                                             241         4,451
  Other Income                                              4,162        42,388
                                                        ---------     ---------

    Total Other Revenue                                    18,458        90,964
    Total Revenue                                         707,176       678,728
                                                        ---------     ---------

Operating Expenses (Schedule I)
  Administrative                                          153,292       178,843
  Utilities                                                27,080        60,730
  Operating and Maintenance                                48,791        34,942
  Taxes and Insurance                                     258,482       209,491
                                                        ---------     ---------

      Total Operating Expenses
                                                          487,645       484,006
      Net Income Before Partnership and
          Financial Expenses                              219,531       194,722
                                                        ---------     ---------

Partnership and Financial Expenses
         Reporting Management Fee                          5,000         5,000
         Interest - Mortgage                             291,253       305,574
         Interest - Security Deposits                         59            --
         Interest - Other                                     37            --
                                                        ---------     ---------
     Total Partnership and Financial Expenses             296,349       310,574
                                                        ---------     ---------

Net (Loss) Before Depreciation and Amortization          (76,818)     (115,852)

Depreciation                                              396,013       403,800

Amortization                                                7,684         7,684
                                                        ---------     ---------

Net (Loss) (Exhibit C)                                  $(480,515)    $(527,336)
                                                        =========     =========


                     See notes to the financial statements.

                         MANSUR WOOD LIVING CENTER, L.P.

                         Statements of Partners' Equity

                     Years Ended December 31, 2004 and 2003

                                                                       EXHIBIT C
-------------------------------------------------------------------------------


                                       General        Limited
                                       Partner        Partners         Total
                                      -----------    -----------    -----------
Partners' Equity, January 1, 2004     $   154,004    $ 4,778,319    $ 4,932,323

Net (Loss) (Exhibit B)                     (4,805)      (475,710)      (480,515)

Partners' Equity, December 31, 2004
(Exhibit A)                           $   149,199    $ 4,302,609    $ 4,451,808
                                      ===========    ===========    ===========

Partners' Equity, January 1, 2003     $   159,277    $ 5,300,382    $ 5,459,659
Net (Loss) (Exhibit B)                     (5,273)      (522,063)      (527,336)
                                      -----------    -----------    -----------
Partners' Equity, December 31, 2003
(Exhibit A)                           $   154,004    $ 4,778,319    $ 4,932,323
                                      ===========    ===========    ===========




                     See notes to the financial statements.

                         MANSUR WOOD LIVING CENTER, L.P.

                            Statements of Cash Flows

                     Years Ended December 31, 2004 and 2003
                                                                     EXHIBIT D
------------------------------------------------------------------------------

                                                       2004         2003
                                                     ---------    ---------
Cash Flows from Operating Activities
Net (Loss)                                           $(480,515)   $(527,336)
                                                     ---------    ---------
Adjustments to Reconcile Net (Loss) to Net
Cash Provided by Operating Activities:
Depreciation                                           396,013      403,800
Amortization                                             7,684        7,684
(Increase) Decrease in Operating Assets:
Tenant Security Deposit Fund                            52,008      (56,301)
Tenant Accounts Receivable                              (5,256)       2,211
Other Receivables                                       49,988      273,753
Prepaid Expenses                                        (1,848)     (10,535)
Increase (Decrease) in Operating Liabilities:
Accounts Payable                                        20,808      (79,606)
Accrued Reporting Management Fee                         5,000        5,000
Accrued Property Management Fee                          3,527      (31,470)
Accrued Real Estate Taxes                               10,000       69,651
Accrued Interest Expense                                  (590)        (935)
Due to Related Parties                                  48,319       63,327
Prepaid Rents                                            1,396        2,231
Tenant Security Deposits                                (3,006)     (16,553)
                                                     ---------    ---------
Total Adjustments                                      584,043      632,257
                                                     ---------    ---------
Net Cash Provided by Operating Activities              103,528      104,921
                                                     ---------    ---------
Cash Flows from Investing Activities
(Deposits to) Replacement Reserve                      (17,733)     (17,678)
Withdrawals from (Deposits to) Escrows, Net              8,970       (5,942)
                                                     ---------    ---------
Net Cash (Used in) Investing Activities                 (8,763)     (23,620)
                                                     ---------    ---------
Cash Flows from Financing Activities
Payments of Long-Term Debt                             (88,327)     (82,030)
                                                     ---------    ---------
Net Increase (Decrease) in Cash                          6,438         (729)
Cash, Beginning of Year                                  2,562        3,291
                                                     ---------    ---------
Cash, End of Year                                    $   9,000    $   2,562
                                                     ---------    ---------
Supplemental Disclosure of Cash Flow Information
Cash Paid for Interest (Net of Amount Capitalized)   $ 291,939    $ 306,509
                                                     =========    =========

                     See notes to the financial statements.

                         MANSUR WOOD LIVING CENTER, L.P.

                        Notes to the Financial Statements

                           December 31, 2004 and 2003

--------------------------------------------------------------------------------



NOTE 1 - NATURE OF OPERATIONS

          MANSUR WOOD LIVING CENTER, L.P. (the "Partnership") was formed as a limited partnership under the laws of the State of Illinois on April 21, 1998, for the purpose of constructing and operating a rental housing project. The Project consists of 116 units located in Carbon Cliff, Illinois, and is currently operating under the name of Mansur Wood Living Center.

          The Partnership qualifies for the Low-Income Housing Tax Credit established by the Tax Reform Act of 1986. Accordingly, the
          Partnership  is  subject  to  various  compliance  requirements  under
          Section 42 of the Internal Revenue Code.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Capitalization and Depreciation
          -------------------------------

          Land, buildings and improvements, and furniture and equipment are recorded at cost. Improvements are capitalized, while expenditures for maintenance and repairs are expensed.

          The assets are depreciated over their estimated service lives. The estimated service lives of the assets for depreciation purposes may be different than their actual economic useful lives.

                                            Estimated Life            Method
                                            --------------          ----------
          Buildings and Improvements          27.5 Years           Straight-Line
          Furniture and Equipment             5 - 7 Years           Accelerated

          Rental Income and Prepaid Rents
          -------------------------------

          Rental income is recognized for apartment rentals as it accrues. Advance receipts of rental income are deferred and classified as liabilities until earned.

          Amortization
          ------------

          Financing costs are amortized over the term of the mortgage loan using the straight-line method.

                        MANSUR WOOD LIVING CENTER, L.P.

                        Notes to the Financial Statements

                           December 31, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

          Income Taxes
          ------------

          No provision or benefit for income taxes has been included in these financial statements since taxable income passes through to, and is reportable by, the Partners individually.

          Estimates
          ---------

          The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 3 - CASH

          The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management believes the Partnership is not exposed to any significant credit risk on cash.


NOTE 4 - TENANT SECURITY DEPOSITS

          According to the state and local laws, the tenant security deposits should be funded and interest on the deposits should accrue to the benefit of the tenants. The Partnership is liable to the tenants for the security deposits held in the amount of $13,405 and $65,413 at December 31, 2004 and 2003, respectively. At December 31, 2004 and 2003, the tenant security deposit liability was underfunded by $24,823 and $-0-, respectively.


NOTE 5 - ESCROW DEPOSITS AND RESTRICTED RESERVES

          According to the partnership, loan and other regulatory agreements, the Partnership is required to maintain certain escrow deposits and reserves. The following

                        MANSUR WOOD LIVING CENTER, L.P.

                        Notes to the Financial Statements

                           December 31, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 5 - SCROW DEPOSITS AND RESTRICTED RESERVES - (CONTINUED)

          schedule shows the activity in such accounts during 2004 and 2003.

          The Partnership is required to fund a replacement reserve equal to $17,400 per year. The replacement reserve has been funded as required of December 31, 2004 and 2003.

                              Beginning                               Ending
                               Balance     Additions    Withdrawals  Balance
                              January 1,      and          and      December 31,
                                2004        Interest     Transfers      2004
                               --------     --------     --------     --------
          Real Estate Tax
            Escrow             $ 17,521     $222,932     $219,376     $ 21,077
          Insurance Escrow       18,760       26,540       39,066        6,234
                               --------     --------     --------     --------
                               $ 36,281     $249,472     $258,442     $ 27,311
                               ========     ========     ========     =========
          Replacement
            Reserve            $ 42,520     $ 17,733     $    --      $ 60,253
                               ========     ========     ========     =========


                              Beginning                               Ending
                               Balance     Additions   Withdrawals    Balance
                              January 1,      and         and       December 31,
                                 2003       Interest    Transfers       2003
                               --------     --------     --------     --------

          Real Estate Tax
            Escrow             $ 22,726     $159,416     $164,621     $ 17,521
          Insurance Escrow        7,613       40,267       29,120       18,760
                               --------     --------     --------     --------
                               $ 30,339     $199,683     $193,741     $ 36,281
                               --------     --------     --------     --------
          Replacement
            Reserve            $ 24,842     $ 17,678     $     --     $ 42,520
                               ========     ========     ========     ========


NOTE 6 - CAPITALIZED COSTS

          The costs incurred to obtain financing have been capitalized and are being amortized as described below:

                        MANSUR WOOD LIVING CENTER, L.P.

                        Notes to the Financial Statements

                           December 31, 2004 and 2003

--------------------------------------------------------------------------------


NOTE 6 - CAPITALIZED COSTS - (CONTINUED)

                                   Amortization
                                       Period        2004           2003
                                   ------------    ---------      ---------

          Financing Costs           15 Years      $ 208,516      $ 208,516

          Less:  Accumulated
                 Amortization                      (140,069)      (132,385)
                                                   ---------      ---------
          Net Capitalized Costs                    $  68,447      $  76,131
                                                   =========      =========



NOTE 7 - LONG-TERM DEBT
                                                         2004        2003
                                                     ---------      ----------
The first mortgage note, dated June 29,  2001,
is held by Lend Lease Mortgage Capital,  L.P.
in  the original amount of  $3,592,000.  The
note bears interest at 7.57% per annum.
Monthly installments of $25,288 for principal
and interest are based on a 15-year
 amortization of the original note balance. The
loan matures on July 1, 2016. The note is
collateralized by real estate held for  lease and
an assignment of rents and leases.                   $3,469,443     $3,508,638


The second mortgage note, dated June  29,
2001, is held by Lend Lease Mortgage Capital,
L.P. in the original amount of $505,000.  The
note bears interest at 7.3% per annum.
Monthly installments of $6,393 for  principal
and interest are based on a 10-year
amortization of the original note balance.  The
loan matures on July 1, 2010.   The note is
collateralized by real estate held for lease and
an assignment of rents and leases.                      350,902        400,034
                                                     ----------     ----------
Total                                                $3,820,345     $3,902,672
                                                     ==========     ==========

                        MANSUR WOOD LIVING CENTER, L.P.

                        Notes to the Financial Statements

                           December 31, 2004 and 2003

--------------------------------------------------------------------------------



NOTE 7 - LONG-TERM DEBT - (CONTINUED)

         Aggregate maturities of long-term debt are as follows:

       Year Ending December 31:
                     2005     $   95,111
                     2006        102,414
                     2007        110,276
                     2008        118,744
                     2009        127,212
               Thereafter      3,266,588
                              ----------
               Total          $3,820,345
                              ==========

NOTE 8 - RELATED PARTY TRANSACTIONS

          The developer fees were assigned to the new General Partner, Shelter Resource Corporation, effective November 8, 2001, in connection with the withdrawal of the former General Partner. The total developer fees are in the amount of $1,350,000. Developer fees totaling $904,268 were paid in prior years. As of December 31, 2004 and 2003, developer fees payable were $445,732, respectively.

          According to the Partnership Agreement, the Limited Partner is entitled to an annual reporting management fee of $5,000. During 2004 and 2003, reporting management fees incurred were $5,000. At December 31, 2004 and 2003, $30,000 and $25,000 was owed for reporting management fees, respectively.

          The Limited Partner has advanced $49,001 and $63,327 to fund operations and was reimbursed $51,000 and $-0- during 2004 and 2003, respectively. As of December 31, 2004 and 2003, $212,815 and $214,814, was owed for operating advances, respectively.

          According to the Partnership Agreement, the General Partner is entitled to an annual incentive management fee equal to 70% of available cash flow as defined. No such fee was earned in 2004 and 2003.

          The General Partner is obligated under the Partnership Agreement to provide funds for any development or operating deficits. Funds have been advanced to the Partnership by the General Partner, including advances made pursuant to such obligation. The advances are noninterest-bearing, unsecured, and due on demand.

                        MANSUR WOOD LIVING CENTER, L.P.

                        Notes to the Financial Statements

                           December 31, 2004 and 2003

--------------------------------------------------------------------------------



NOTE 8 - RELATED PARTY TRANSACTIONS - (CONTINUED)

          Amounts due to the General Partner at December 31, 2004 and 2003 are as follows:

                                        2004         2003
                                      --------     --------
                    Developer Fee      445,732      445,732
                                      --------     --------
                    Total             $445,732     $445,732
                                      ========     ========

          Amounts due to Limited Partner

          Amounts due to the Limited Partner at December 31, 2004 and 2003 are as follows:

                    Reporting Management Fee     $ 30,000     $ 25,000
                    Advances                      263,133      214,814
                                                 --------     --------
                    Total                        $293,133     $239,814
                                                 ========     ========


NOTE 9 - PARTNERS AND PARTNERSHIP INTERESTS

          The Partnership has one General Partner, Shelter Resource Corporation, which has a 1% interest, one Special Limited Partner, WNC Housing L.P., which has a .01% interest and one Investor Limited Partner, WNC Housing Tax Credit Fund VI L.P., Series 5, which has a 98.99% interest.


NOTE 10 - PARTNERSHIP PROFITS, LOSSES, AND DISTRIBUTIONS

          Generally, profits and losses are allocated 1% to the General Partner, and 99% to the Limited Partners. Cash flow, as defined by the Partnership Agreement, generally is distributable 1% to the General Partner and 99% to the Limited Partners. Profits and losses arising

                         MANSUR WOOD LIVING CENTER, L.P.

                        Notes to the Financial Statements

                           December 31, 2004 and 2003
--------------------------------------------------------------------------------

NOTE 10 -PARTNERSHIP PROFITS, LOSSES, AND DISTRIBUTIONS - (CONTINUED)

          from the sale, refinancing or other disposition of all or substantially all of the Partnership's assets will be specially allocated based on the respective Partners' capital account balances, as prioritized in the Partnership Agreement. Additionally, the Partnership Agreement provides for other instances in which a special allocation of profits and losses and distributions may be required.


NOTE 11 - REAL ESTATE TAXES

          Pursuant to the Redevelopment Agreement between the Partnership and the Village of Carbon Cliff, Rock Island County, Illinois (the "Village"), the Partnership will be reimbursed 80% of the incremental (as defined) real estate taxes paid to the Village. At January 1, 2004, the balance owed from the TIF was $120,333. During 2004, payments of $48,708 were received, leaving a balance at December 31, 2004, of $71,625. At January 1, 2003, the balance owed from the TIF was $309,829. During 2003, payments of $189,496 were received, leaving a balance of $120,333. As of December 31, 2004 and 2003, $71,625 and $120,333, respectively, was owed from the TIF real estate taxes reimbursement.


NOTE 12 - PROPERTY PURCHASE OPTION

          According to the Partnership Agreement, the General Partner has an option to purchase partnership property at the end of the low-income housing tax credit compliance period at a price which would facilitate the purchase while protecting the Partnership's tax benefits from the Project. Such option is based on the General Partner or sponsor maintaining the low- income occupancy of the Project and is in a form satisfactory to legal and accounting counsel.


NOTE 13 - UNCERTAINTIES

          The Partnership is experiencing significant cash flow difficulties. The Limited Partner has advanced substantial amounts of working capital. Management is taking measures to improve the operations. If these measures are not successful and the Limited Partner does not fund operating deficits, the Project may face foreclosure action which could result in the loss of low-income housing tax credit benefits.

                         MANSUR WOOD LIVING CENTER, L.P.

                     Schedules of Project Operating Expenses

                     Years Ended December 31, 2004 and 2003

                                                                      SCHEDULE I
--------------------------------------------------------------------------------


Administrative
  Bad Debts                              $ 21,219     $ 31,252
  Office Salaries                          28,316       42,069
  Office Supplies                           1,937        5,451
  Property Management Fees                 43,600       36,110
  Manager Salaries                         22,979       23,677
  Professional Fees - Legal                 5,111        3,727
  Professional Fees - Accounting            4,320        5,500
  Professional Fees - Other                 2,699           --
  Advertising                               5,107       23,297
  Other Rental Expense                      1,250           --
  Bookkeeping                               6,380        1,740
  Telephone Expense                         2,045        2,305
  Travel and Meals                          2,158           --
  Other Administrative                      6,171        3,715
                                         --------     --------
     Total Administrative                $153,292     $178,843
                                         ========     ========
Utilities
  Electricity                            $  4,101     $ 11,914
  Water                                    14,574       38,509
  Sewer                                     8,405       10,307
                                         --------     --------
     Total Utilities                     $ 27,080     $ 60,730
                                         ========     ========
Operating and Maintenance
  Exterminating                          $    156     $     --
  Scavenger                                 7,064        6,851
  Maintenance Supplies and Materials        9,752          451
  Repairs                                  24,212       24,895
  Painting and Decorating                   5,519           --
  Landscaping                               1,255          955
  Snow Removal                                811           --
  Other Operating and Maintenance              22        1,790
                                         --------     --------
     Total Operating and Maintenance      $ 48,791    $ 34,942
                                          ========    ========

                        See independent auditor's report.

                         MANSUR WOOD LIVING CENTER, L.P.

                     Schedules of Project Operating Expenses

                     Years Ended December 31, 2004 and 2003


                                         2004         2003
                                       --------     --------
Taxes and Insurance
  Real Estate Taxes                    $229,080     $186,855
  Payroll Taxes                           3,230           --
  Property and Liability Insurance       25,169       22,580
  Fidelity Bond Insurance                    30           --
  Workers'  Compensation Insurance          400           --
  Health Insurance                          573           56
                                       --------     --------
     Total Taxes and Insurance         $258,482     $209,491
                                       ========     ========



                        See independent auditor's report.